LOAN AGREEMENT

for a loan in the amount of

$30,500,000.00

MADE BY AND BETWEEN

NNN HEALTHCARE/OFFICE REIT E FLORIDA LTC, LLC
a Delaware limited liability

and

KEYBANK NATIONAL ASSOCIATION,

a national banking association

as a Lender and as Administrative Agent

Key Healthcare Finance

WA 31-13-2313
1301 Fifth Avenue, 23rd Floor
Seattle, WA 98101

TABLE OF CONTENTS

Exhibit A-1 Exhibit A-2 Exhibit A-3 Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F	Legal Description of Sunrise Land
Legal Description of Winter Park Land
Legal Description of Jacksonville Land
Form of LIBOR Election Notice
Form of Assignment and Assumption Agreement
Insurance Requirements
Form of Compliance Certificate
Patriot Act and OFAC Transferee and Assignee Identifying
Information Form

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) dated as of September 28, 2007, is made by and among NNN HEALTHCARE/OFFICE REIT E FLORIDA LTC, LLC, a Delaware limited liability company (“Borrower”), each lender from time to time a party hereto (individually, a “Lender” and collectively, the “Lenders”) and KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), its successors and assigns, as administrative agent for the Lenders (referred to in such capacity as “Agent”).

Recitals

Borrower is purchasing the Facilities from the Sellers pursuant to the Purchase Agreement and has applied to KeyBank for a loan in the amount of THIRTY MILLION FIVE HUNDRED THOUSAND and NO/100 DOLLARS ($30,500,000.00) (the “Loan”) to finance a portion of the purchase price. Lenders are willing to make the Loan on the terms and conditions hereinafter set forth.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1.

INCORPORATION OF RECITALS AND EXHIBITS

1.1 Incorporation of Recitals.

The foregoing preambles and all other recitals in this Agreement are made a part of this Agreement by this reference.

1.2 Incorporation of Exhibits.

Exhibits A through F to this Agreement are incorporated in this Agreement and expressly made a part hereof by this reference.

ARTICLE 2.

DEFINITIONS

2.1 Defined Terms.

The following terms as used herein shall have the following meanings:

Adjusted LIBOR Rate: For any LIBOR Interest Period, an interest rate per annum equal to the sum of (A) the rate obtained by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such LIBOR Interest Period and (B) the LIBOR Margin; provided, however, that at no time shall such rate exceed the highest rate permitted by applicable law.

Adjusted Prime Rate: A rate per annum equal to the greater of (i) the Prime Rate or (ii) one percent (1%) in excess of the Federal Funds Effective Rate. Any change in the Adjusted Prime Rate shall be effective immediately from and after each change in the Prime Rate or the Federal Funds Effective Rate, as applicable; provided, however, that at no time shall such rate exceed the highest rate permitted by applicable law.

Affiliate: With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Agreement: This Loan Agreement.

Allocated Loan Amount: As to each Facility, that portion of the maximum Loan Amount allocable to such Facility based on the proportionate Appraised Values of each Facility, as reduced by principal payments on the Loan which shall be allocated among the Facilities in proportion to their respective Allocated Loan Amounts. Agent will calculate the Allocated Loan Amounts when the Appraised Values of the Facilities are determined pursuant to Section 4.2(c) and communicate those Allocated Loan Amounts to Borrower as soon as reasonably possible thereafter.

Applicable Rate: The rate of interest applicable to the Loan from time to time as described in Section 5.1 below.

Appraisal. An MAI certified appraisal of the Facilities performed in accordance with FIRREA and Agent’s appraisal requirements by an appraiser selected and retained by Agent.

Appraised Value: As to any Facility, the fair market value of the Facility as set out in the Appraisal of the Facilities approved by Agent pursuant to Section 4.2(c) below.

Assignment and Assumption: An Assignment and Assumption Agreement in the form of Exhibit C attached hereto and made a part hereof.

Assignment of Leases: The Assignment of Rents and Leases of even date herewith made by Borrower in consideration of the Loan assigning to Agent for the benefit of Lenders all Borrower’s right, title and interest under the Operating Leases, together with all guarantees of the obligations of the Tenants thereunder, all Borrower’s right, title and interest in and to the Reserves, and all right, title and interest Borrower may now own or hereafter acquire in and to all leases, subleases and other agreements relating to the use and occupancy of the Facilities , and all present and future leases, rents, issues and profits therefrom.

Authorized Representative: As such term is defined in Section 9.22.

Bankruptcy Code: Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

Base Rent: As defined in the Operating Leases.

Breakage Costs: (a) The cost to Lenders of re-employing funds bearing interest at an Adjusted LIBOR Rate, incurred (or expected to be incurred) in connection with (i) any payment of any portion of the Loan bearing interest at an Adjusted LIBOR Rate prior to the termination of any applicable LIBOR Rate Interest Period, or (ii) the conversion of an Adjusted LIBOR Rate to any other applicable interest rate on a date other than the last day of the relevant LIBOR Interest Period and (b) any amounts payable by Borrower under any Interest Rate Agreement in connection with termination of such Agreement.

Business Day: A day of the year on which banks are not required or authorized to close in Cleveland, Ohio.

Commitment: The maximum amount each Lender has agreed to lend to Borrower as part of the Loan (which amounts may be set forth below the signature line of each Lender if the Lender is a signatory to this Agreement), subject to modification by each Assignment and Assumption Agreement. The Commitment shall in no event be less than an aggregate amount of $30,500,000.00.

Control: As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Debt Service Coverage Ratio: For any period, the ratio of (a) the aggregate Base Rent actually paid to Borrower by the Tenants under the Operating Leases of all the Facilities during such period, less allowances for (i) an annual replacement reserve of $300 per unit in the assisted living portions of the Facilities and per bed in the nursing home portions of the Facilities, and (ii) management fees equal to 5% of the gross revenues of the Facilities, to (b) the total monthly payments of principal and interest on the Loan required under this Agreement during such period.

Default or default: Any event, circumstance or condition which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate: A rate per annum equal to three percent (3%) in excess of the interest rate otherwise applicable on each outstanding advance, but shall not at any time exceed the highest rate permitted by law.

Defaulting Lender: As such term is defined in Section 15.5(b).

Eligible Assignee: (i) Any Lender; (ii) any commercial bank, savings bank, savings and loan association or similar financial institution which (A) has total assets of Five Billion Dollars ($5,000,000,000) or more, (B) is “well capitalized” within the meaning of such term under the regulations promulgated under the auspices of the Federal Deposit Insurance Corporation Improvement Act of 1991, (C) in the sole judgment of Agent, is engaged in the business of lending money and extending credit, and buying loans or participations in loans under credit facilities substantially similar to those extended under this Agreement, and (D) in the reasonable judgment of Agent, is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank; (iii) any insurance company in the business of writing insurance which (A) has total assets of Five Billion Dollars ($5,000,000,000) or more (B) is “best capitalized” within the meaning of such term under the applicable regulations of the National Association of Insurance Commissioners, and (C) meets the requirements set forth in subclauses (C) and (D) of clause (ii) above; and (iv) any other financial institution having total assets of Five Billion Dollars ($5,000,000,000) (including a mutual fund or other fund under management of any investment manager having under its management total assets of FIVE BILLION DOLLARS ($5,000,000,000) or more) which meets the requirement set forth in subclauses (C) and (D) of clause (ii) above; provided that each Eligible Assignee must (w) be organized under the Laws of the United States of America, any state thereof or the District of Columbia, or, if a commercial bank, be organized under the Laws of the United States of America, any state thereof or the District of Columbia, the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, (x) act under the Loan Documents through a branch, agency or funding office located in the United States of America, (y) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to the Internal Revenue Code as in effect from time to time and (z) not be Borrower or an Affiliate of Borrower.

Environmental Indemnity: The Environmental and Hazardous Substances Indemnity Agreement of even date herewith from Borrower, indemnifying Agent and Lenders with regard to all matters related to Hazardous Material and other matters.

Environmental Laws: All federal, state and local statutes, ordinances, rules, regulations, and other laws relating to environmental protection, contamination or cleanup.

Environmental Proceedings: Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to any Facility.

Environmental Report: Collectively, the environmental reports regarding the Facilities prepared at Borrower’s expense by a qualified environmental consultant approved by Agent, dated not more than six (6) months prior to the Loan Closing Date and addressed to Agent (or subject to separate letter agreement permitting Agent to relay on such environmental report).

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Escrow Account: As defined in Section 9.3.

Event of Default: As such term is defined in Section 12.1.

Extension Option: As such term is defined in Section 4.4.

Extension Term: A period of twelve (12) months commencing on October 1, 2010, and ending on October 1, 2011.

Facilities: Collectively the following (each, a “Facility”):

(a) A 120 bed nursing home and an adjacent 125 room assisted living residential facility located at 9701 and 9711 West Oakland Park Blvd., Sunrise, Florida (the “Sunrise Facility”) on real property (the “Sunrise Land”) legally described on Exhibit A-1 to this Agreement;

(b) A 120 bed nursing home and an adjacent 125 room assisted living residential facility located at 558 North Semoran Blvd., Winter Park, Florida (the “Winter Park Facility”) on real property (the “Winter Park Land”) legally described on Exhibit A-2 to this Agreement; and

(c) A 120 bed nursing home and an adjacent 82 room assisted living residential facility located at 8700 A.C. Skinner Parkway, Jacksonville, Florida (the “Jacksonville Facility”) on real property (the “Jacksonville Land”) legally described on Exhibit A-3 to this Agreement.

Federal Funds Effective Rate: Shall mean, for any day, the rate per annum, rounded upward to the nearest on one-hundredth of one percent (1/100 of 1%), announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Fee Letter: The letter agreement between Agent and Borrower of even date herewith.

FIRREA: The Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.

Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Guarantor: NNN Healthcare/Office REIT, Inc., a Maryland corporation.

Hazardous Material: Means and includes gasoline, petroleum, asbestos containing materials, explosives, radioactive materials or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Law of any Governmental Authority having jurisdiction over the Facilities or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and (vii) any other toxic substance or contaminant that is subject to any other Law or other past or present requirement of any Governmental Authority. Any reference above to a Law, includes the same as it may be amended from time to time, including the judicial interpretation thereof.

Holdback: As defined in Section 4.2(c).

Holdback Account: As defined in Section 4.2(c).

Improvements: All buildings and other improvements now or hereafter located on the Land.

Including or including: Including but not limited to.

Indemnified Party: As such term is defined in Section 9.15.

Interest Rate Agreement: As such term is defined in Section 5.2.

Interest Rate Protection Product: As such term is defined in Section 5.2.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended from time to time.

Land: Collectively, the Sunrise Land, the Winter Park Land and the Jacksonville Land legally described on Exhibits A-1, A-2 and A-3 to this Agreement.

LaSalle Loan Agreement: The Loan Agreement dated September 10, 2007, between NNN HEALTHCARE/OFFICE REIT HOLDINGS, L.P., a Delaware limited partnership, an Affiliate of Guarantor, as borrower and LASALLE BANK NATIONAL ASSOCIATION as lender and as agent for the other financial institutions party thereto.

Late Charge: As defined in Section 4.6.

Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Lender: As defined in the opening paragraph of this Agreement, and including any successor holder of the Loan from time to time.

Lender Default Obligation: As such term is defined in Section 15.5(b).

Lender Reply Period: As such term is defined in Section 15.7.

LIBOR Business Day: A Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.

LIBOR Interest Period: With respect to each amount bearing interest at a LIBOR based rate, a period of one (1), two (2) or three (3) months, to the extent deposits with such maturities are available to Agent, commencing on a LIBOR Business Day, as selected by Borrower provided, however, that (i) any LIBOR Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall continue to and end on the next succeeding LIBOR Business Day, unless the result would be that such LIBOR Interest Period would be extended to the next succeeding calendar month, in which case such LIBOR Interest Period shall end on the next preceding LIBOR Business Day and (ii) any LIBOR Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Interest Period would otherwise end shall instead end on the last LIBOR Business Day of such calendar month.

LIBOR Margin: One and four-fifths percent (1.80%) per annum; provided, however, that if there is then no uncured Event of Default under the Loan Documents, the LIBOR Margin shall be reduced to one and two-fifths percent (1.40%) per annum as of the first day of the first month after the following conditions are met and for so long thereafter as they continue to be satisfied:

•	The Debt Service Coverage Ratio is at least 1.40 to 1.00; and

•	The Rent Coverage Ratio is at least 1.10 to 1.00.

LIBOR Rate: For any LIBOR Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 1:00 p.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such LIBOR Interest Period with a maturity approximately equal to such LIBOR Interest Period and in an amount approximately equal to the amount to which such LIBOR Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Dow Jones Markets no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Lenders in the London Interbank Market, Agent may select a replacement index.

LIBOR Rate Option: As defined in Section 5.1(b).

Loan: As defined in the Recitals.

Loan Amount: The maximum amount of the Loan as set forth in Section 4.2 as reduced by principal payments made from time to time.

Loan Documents: The collective reference to this Agreement, the documents and instruments listed in Section 4.3, and all the other documents and instruments entered into from time to time, evidencing or securing the Obligations. Notwithstanding any provision of this Agreement or any other Loan Document, none of the obligations of Borrower under the Environmental Indemnity or of Guarantor under the Guaranty are secured by the Mortgage or any other collateral for the Loan.

Loan Closing or Loan Closing Date: The date the Mortgage is recorded and all conditions to the initial disbursement of the Loan have been satisfied.

Management Agreements: Collectively, the Management Agreements, each dated as of June 1, 2004, between the Tenants and the Management Company for management services with respect to the Facilities.

Management Company: Senior Health Management-HQ, LLC, a Florida limited liability company.

Material Adverse Change or material adverse change: If, in Agent’s reasonable discretion, the business prospects, operations or financial condition of a person, entity or property has changed in a manner which could impair the value of the security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Maturity Date: October 1, 2010, or if extended for the Extension Term, October 1, 2011.

Mortgage: The Mortgage, Assignment of Rents, Security Agreement and Fixture Filing of even date herewith executed by Borrower as mortgagor to Agent as mortgagee in order to secure the Obligations, granting Agent for the benefit of Lenders a first priority lien on Borrower’s fee simple title to the Facilities.

Net Operating Income: With respect to any Facility for any period, the net income realized by the Tenant of that Facility during such period, computed in accordance with generally accepted accounting principles, before taxes, depreciation, amortization of intangible assets, rental payments under the applicable Operating Lease, interest expense, management fees and replacement reserves, decreased by (i) an annual replacement reserve of $300 per unit in the assisted living portion of the Facility and per bed in the nursing home portion of the Facility, and (ii) an allowance for management fees equal to 5% of the gross revenues of the Facility.

Note: A promissory note or notes, aggregating the Loan Amount, executed by Borrower and payable to the order of each Lender, in the amount of its respective Commitment, evidencing the Loan.

Obligations. All obligations of Borrower under this Agreement and the other Loan Documents.

OFAC: Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

OFAC Review Process: That certain review process established by Agent to determine if any potential transferee of any interests or any assignee of any portion of the Loan or any of their members, officers or partners area a party with whom Agent and any Lender are restricted from doing business under (i) the regulations of OFAC, including those Persons named on OFAC’s Specially Designated and Blocked Persons list, or (ii) any other statute, executive order or other governmental action or list (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

Operating Leases: Collectively, the following (each, an “Operating Lease”) together with that certain Agreement to Lease dated May 27, 2004, among Seller, Tenants and the Management Company, as amended by Addendum to Agreement to Lease among Seller, Tenants and the Management Company dated August 30, 2005, and as further amended by Amendment of Agreement to Lease and Leases among Seller, Tenants and the Management Company dated September 21, 2007:

(a) Lease Agreement (“Sunrise Lease”) dated as of May 24, 2004, between Health Quest Realty XXXV, an Indiana general partnership (“HQ 35”) as Landlord and ISLF –Westchester of Sunrise, LLC, a Florida limited liability company (“Sunrise Tenant”) for the lease of the Sunrise Facility to the Sunrise Tenant;

(b) Lease Agreement (“Winter Park Lease”) dated as of May 24, 2004, between Health Quest Realty XVII, an Indiana general partnership (“HQ 17”) as Landlord and ISLF –Regents Park-Winter Park, LLC, a Florida limited liability company (“Winter Park Tenant”) for the lease of the Winter Park Facility to the Winter Park Tenant; and

(c) Lease Agreement (“Jacksonville Lease”) dated as of May 24, 2004, between Health Quest Realty XXII, an Indiana general partnership (“HQ 22”) as Landlord and ISLF –Deerwood Place-Jacksonville, LLC, a Florida limited liability company (“Jacksonville Tenant”) for the lease of the Jacksonville Facility to the Jacksonville Tenant.

Patriot Act Customer Identification Process: That certain customer identification and review process established by Agent pursuant to the requirements of 31 U.S.C. §5318(1) and 31 C.F.R. §103.121 to verify the identity of all permitted transferees of interests in Borrower and any assignees of a portion of the Loan hereunder.

Payment Guaranty: The Unconditional Payment Guaranty of even date herewith executed by Guarantor for the benefit of Agent and Lenders.

Percentage: With respect to each Lender, the percentage that its Commitment constitutes of the maximum amount of the Loan.

Permits: All licenses, permits, certificates, approvals, authorizations and registrations obtained from any governmental or quasi-governmental authority and used or useful in connection with the ownership, operation, use or occupancy of the Facilities, including, without limitation, business licenses, nursing home licenses, state health department licenses, food service licenses, licenses to conduct business, certificates of need and all such other permits, licenses and rights.

Permitted Exceptions: Those matters listed on Schedule B of the Title Policy to which title to the Facilities is subject at the Loan Closing and thereafter such other title exceptions as Agent may reasonably approve in writing.

Permitted Transfer: (a) Any Transfer of shares of common stock or other beneficial or ownership interests or other forms of securities in Guarantor or in any direct or indirect owner of Guarantor, (b) any Transfer of 49% or less of the membership interests in Borrower so long as Guarantor retains Control of Borrower, (c) any lease or occupancy agreement with respect to a Facility entered into by the Tenant or the Management Company in the ordinary course of business and in accordance with the provisions of the applicable Operating Lease and Management Agreement, (d) any Transfer with respect to a Facility after the Mortgage has been released from such Facility pursuant to Section 11.3 below, and (e) any other Transfer approved by Agent in its sole and absolute discretion from time to time.

Prime Rate: That interest rate established from time to time by KeyBank as its Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by KeyBank for commercial or other extensions of credit.

Purchase Agreement: That certain Agreement for Purchase and Sale of Real Property and Escrow Instructions dated August 6, 2007, among Borrower and Seller for the purchase and sale of the Facilities.

Rent Coverage Ratio: For any period, the ratio of the aggregate Net Operating Income of the Facilities during such period to the total rental payments required under the Operating Leases during such period.

Replacement Reserve Account: As defined in Section 9.3.

Required Lenders: Lenders holding Percentages aggregating at least sixty six and two-thirds percent (66 2/3%) of the outstanding principal balance of the Loan.

Reserve Percentage: For any LIBOR Interest Period, that percentage which is specified three (3) Business Days before the first day of such LIBOR Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such LIBOR Interest Period and with a maturity equal to such LIBOR Interest Period.

Reserve Accounts: Collectively the Escrow Account, the Replacement Reserve Account and the Security Deposit Account.

Reserves: Collectively, the “Replacement Reserve Fund,” the “Security Deposit,” the “Tax Escrow” and the “Insurance Escrow”(as such terms are defined in the Operating Leases) required under the Operating Leases.

Security Deposit Account: As defined in Section 9.3.

Seller: Collectively, HQ 17, HQ 22 and HQ 35 (as such terms are defined in the definition of Operating Lease above).

State: The state in which the Facilities are located.

Tenants: Collectively, the Sunrise Tenant, the Winter Park Tenant and the Jacksonville Tenant (each, a “Tenant”), as such terms are defined above within the definition of Operating Leases.

Title Insurer: First American Title Insurance Company, or such other title insurance company licensed in the State as may be approved in writing by Agent.

Title Policy: An ALTA Mortgagee’s Loan Title Insurance Policy with extended coverage issued by the Title Insurer and approved by Agent insuring the lien of the Mortgage as a valid first, prior and paramount lien upon the Land and all appurtenant easements, and subject to no other exceptions other than the Permitted Exceptions and containing such endorsements as Agent may require.

Transfer: (a) Any sale, transfer, lease, conveyance, alienation, pledge, assignment, mortgage, encumbrance, hypothecation or other disposition of (i) all or any portion of a Facility or any portion of any other security for the Obligations, or (ii) all or any portion of Borrower’s right, title and interest (legal or equitable) in and to a Facility or any portion of any other security for the Obligations, (b) any issuance, sale, transfer, conveyance, alienation, pledge, assignment, mortgage, encumbrance, hypothecation or other disposition of any interest in Borrower or Guarantor or any manager of Borrower or any beneficial ownership interest in any entity which directly or indirectly holds a beneficial ownership interest in, or directly or indirectly Controls, Borrower, or (c) any change in the identity of the manager of Borrower.

2.2 Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in the Note, Mortgage, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

ARTICLE 3.

BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties.

Borrower represents and warrants to Agent and Lenders as follows, which representations and warranties shall be true on the date of each disbursement of Loan proceeds as if made on and as of such date:

(a) Borrower (i) has good and marketable fee simple title to the Land and all buildings, structures and improvements located thereon, including the Improvements, subject only to the Operating Leases and the Permitted Exceptions, and (ii) other than any portion of the Facilities which are owned by the Tenants in accordance with the Operating Leases, Borrower is the sole owner of all portions of the Facilities that are not real property under the Laws of the State, free of all liens or encumbrances.

(b) Except as previously disclosed to Agent in writing, (i) no litigation or proceedings are pending, or to the best of Borrower’s knowledge threatened, against Borrower or Guarantor which could, if adversely determined, cause a Material Adverse Change with respect to Borrower, Guarantor, any Tenant or any Facility, and (ii) to Borrower’s knowledge, no litigation or proceedings are pending or threatened against any Tenant or with respect to any Facility which could, if adversely determined, cause a Material Adverse Change with respect to Borrower, Guarantor, any Tenant or any Facility. There are no pending Environmental Proceedings and Borrower has no knowledge of any threatened Environmental Proceedings or any facts or circumstances which may give rise to any future Environmental Proceedings.

(c) Borrower is a duly organized and validly existing limited liability company organized under the laws of the State of Delaware, Borrower is duly qualified as a foreign limited liability company in the State of Florida and Borrower has full power and authority to execute, deliver and perform all Loan Documents to which Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Borrower.

(d) Guarantor is a duly organized and validly existing corporation organized under the laws of the State of Delaware, Guarantor has full power and authority to execute, deliver and perform the Payment Guaranty, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Guarantor.

(e) No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor or member of Borrower, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents other than the recordation of the Mortgage and the Assignment of Leases and the filing of the UCC-1 Financing Statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity where the failure to so obtain would not have an adverse effect on Borrower or which have been obtained as of any date on which this representation is made or remade.

(f) The execution, delivery and performance of this Agreement and the other Loan Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower or Guarantor is a party or may be bound or affected, or a violation of any law or court order which may affect any Facility, any part thereof, any interest therein, or the use thereof.

(g) There is no Default or Event of Default under this Agreement or the other Loan Documents.

(h) (i) No condemnation of any portion of any Facility, (ii) no condemnation or relocation of any roadways abutting any Facility, and (iii) no proceeding to deny access to any Facility from any point or planned point of access to any Facility, has commenced or, to the best of Borrower’s knowledge, is contemplated by any Governmental Authority.

(i) To the best of Borrower’s knowledge, no Facility violates in any material way (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, restrictions of record, or agreements affecting such Facility or any part thereof.

(j) No brokerage fees or commissions are payable by Borrower or any Affiliate of Borrower in connection with this Agreement or the Loan to be disbursed hereunder.

(k) All financial statements previously furnished by Guarantor to Agent in connection with the Loan are true, complete and correct in all material respects and fairly present the financial conditions of Guarantor as of the dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to Guarantor has occurred since the dates of such statements. Guarantor has no material liability, contingent or otherwise, not disclosed in such financial statements.

(l) Except as disclosed by Borrower to Agent in writing, to the best of Borrower’s knowledge: (i) each Facility is in a clean, safe and healthful condition, and, except for materials used in the ordinary course of maintenance and operation of the Facility in compliance with all Environmental Laws, is free of all Hazardous Material and is in compliance with all applicable Laws; (ii) neither Borrower nor any other person or entity, has ever caused or permitted any Hazardous Material to be placed, held, located or disposed of on, under, at or in a manner to affect any Facility, or any part thereof, (except for materials used in the ordinary course of maintenance and operation of the Facility in compliance with all Environmental Laws), and no Facility has ever been used for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material; (iii) no Facility, Tenant nor Borrower is subject to any existing, pending or threatened investigation or inquiry by any Governmental Authority, and no Facility is subject to any remedial obligations under any applicable Laws pertaining to health or the environment; and (iv) there is no underground tank, vessel, or similar facility for the storage, containment or accumulation of Hazardous Materials of any sort on, under or affecting any Facility.

(m) Each Facility is taxed separately without regard to any other property and for all purposes each Facility may be mortgaged, conveyed and otherwise dealt with as an independent parcel.

(n) Except as may be disclosed in the surveys provided to Agent in connection with the Loan Closing, none of the Improvements encroach upon any property line, building line, setback line, side yard line or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) with respect to the Land.

(o) The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

(p) Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(q) Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(r) Borrower uses no trade name other than its actual name set forth herein. The principal place of business of Borrower is as stated in Section 13.14.

(s) Borrower’s place of formation or organization is the State of Delaware.

(t) Borrower’s Federal Tax Identification Number is 20-0896161.

(u) Neither Borrower nor Guarantor is (or will be) a person with whom Agent or any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to Agent with any additional information Agent deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

3.2 Survival of Representations and Warranties.

Borrower agrees that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, will be true at the Loan Closing and, except for matters which have been disclosed by Borrower and approved by Agent in writing, at all times thereafter.

ARTICLE 4.

LOAN AND LOAN DOCUMENTS

4.1 Agreement to Borrow and Lend.

Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lender and each Lender severally agrees to lend to Borrower its Percentage of the Loan, for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement. The obligations of each Lender to Borrower with respect to each Lender’s Commitment shall be several and not joint and several and shall be limited to its Percentage of the Loan and of each Advance.

4.2 Loan Amount; Obligations to Disburse.

(a) The Loan shall be in the principal amount of Thirty Million Five Hundred Thousand and No/100 Dollars ($30,500,000.00).

(b) Subject to Borrower’s compliance with and satisfaction of all conditions precedent to the Loan Closing, at the Loan Closing, each Lender severally agrees that it will disburse its Percentage of the Loan Amount to Borrower.

(c) At the Loan Closing, Borrower shall pay Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00) (the “Holdback”) of the proceeds of the Loan to Agent and Agent shall deposit the same in an interest bearing deposit account (the “Holdback Account”) in Borrower’s name and for the benefit of Borrower but under the sole dominion and control of Agent. Borrower grants Agent for the benefit of Lenders, a security interest in Holdback Account, all funds on deposit therein and all earnings thereon, as security for the Obligations. Agent has ordered an Appraisal of the Facilities. Upon Agent’s receipt and approval of the Appraisal, if and to the extent the Loan Amount exceeds sixty percent (60%) of the aggregate Appraised Value of the Facilities, the Holdback will be applied to prepayment of the Loan in the amount required to reduce the Loan Amount to 60% of the aggregate Appraised Value of the Facilities, and provided there is then no Default or Event of Default, any remaining funds in the Holdback Account will be released to Borrower.

4.3 Loan Documents.

Borrower agrees that it will, on or before the Loan Closing Date, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a) The Note.

(b) The Mortgage.

(c) The Assignment of Leases.

(d) The Payment Guaranty.

(e) The Environmental Indemnity.

(f) Such other documents, instruments or certificates as Agent may reasonably require, including such documents as Agent in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the laws of the State.

Borrower irrevocably authorizes Agent to file such UCC financing statements as Agent determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.

4.4 Term of the Loan.

(a) All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date. Borrower shall have the option (“Extension Option”) to extend the Maturity Date for an additional twelve (12) month term (“Extension Term”)

(b) Borrower may exercise the Extension Option upon satisfying the following conditions:

(i) Borrower shall have delivered to Agent written notice of such election no earlier than ninety (90) days and no later than thirty (30) days prior to the Maturity Date;

(ii) Agent shall have received Borrower’s and Guarantor’s current financial statements, certified as correct by Borrower and Guarantor. There must be no Material Adverse Change in Borrower’s or Guarantor’s financial condition since the Loan Closing Date;

(iii) Borrower pays Agent for the ratable account of Lenders, and extension fee equal to one-quarter of one percent (0.25%) of the Loan Amount; and

4.5	(iv) Prepayments.	There is then no Default or Event of Default.

Borrower shall have the right to make prepayments of the Loan, in whole or in part, without prepayment penalty, upon not less than seven (7) days prior written notice to Agent. No prepayment of all or part of the Loan shall be permitted unless same is made together with the payment of all interest accrued on the Loan through the date of prepayment and an amount equal to all Breakage Costs and attorneys’ fees and disbursements incurred by Agent and Lenders as a result of the prepayment.

4.6 Payments.

Borrower shall pay interest in arrears on the tenth (10th) day of every calendar month commencing with the calendar month immediately following the Loan Closing, in the amount of all interest accrued and unpaid through the last day of the immediately preceding calendar month. In addition, with each such monthly interest payment Borrower shall make monthly principal payments each in the amount of Thirty-Eight Thousand Eight Hundred Fifty-Four and No/100 Dollars ($38,854.00). All principal shall be paid on the Maturity Date. In the event of any partial prepayment of the Loan (including any partial prepayment required under Section 4.2(c) above or Section 11.3 below), the amount of each monthly payment of principal thereafter required hereunder shall be proportionately reduced by an amount reasonably calculated by Agent to take into account the prepayment and Agent will notify Borrower of the revised principal payment amount prior to the next payment date.

4.7 Late Charge.

Any and all amounts due hereunder or under the other Loan Documents which remain unpaid more than five (5) days after the date said amount was due and payable shall incur a fee (the “Late Charge”) equal to four percent (4%) of the amount of such payment, which payment shall be in addition to all of Agent’s and Lenders’ other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Maturity Date.

ARTICLE 5.

INTEREST

5.1 Interest Rate.

(a) Unless the Default Rate is applicable, the outstanding principal balance of the Loan shall bear interest at the Adjusted Prime Rate, except that the Adjusted LIBOR Rate shall be the Applicable Rate with respect to portions of the Loan as to which a LIBOR Option is then in effect.

(b) Provided that no Event of Default exists, Borrower shall have the option (the “LIBOR Option”) to elect from time to time in the manner and subject to the conditions hereinafter set forth an Adjusted LIBOR Rate as the Applicable Rate for all or any portion of the Loan.

(c) The only manner in which Borrower may exercise the LIBOR Option is by giving Agent irrevocable notice (which may be verbal notice provided that Borrower delivers to Agent facsimile confirmation in the form of Exhibit B attached within twenty-four (24) hours) of such exercise not later than 1:00 p.m. Cleveland time on the second LIBOR Business Day prior to the proposed commencement of the relevant LIBOR Interest Period, which written notice shall specify: (i) the portion of the Loan with respect to which Borrower is electing the LIBOR Option, (ii) the LIBOR Business Day upon which the applicable LIBOR Interest Period is to commence and (iii) the duration of the applicable LIBOR Interest Period. The Applicable Rate for any portion of the Loan with respect to which Borrower has elected the LIBOR Option shall revert to the Adjusted Prime Rate as of the last day of the LIBOR Interest Period applicable thereto (unless Borrower again exercises the LIBOR Option for such portion of the Loan). Agent shall be under no duty to notify Borrower that the Applicable Rate on any portion of the Loan is about to revert from an Adjusted LIBOR Rate to the Adjusted Prime Rate. The LIBOR Option may be exercised by Borrower only with respect to any portion of the Loan equal to or in excess of $500,000. At no time may there be more than five (5) LIBOR Interest Periods in effect with respect to the Loan. Notwithstanding the foregoing, if Borrower shall elect a LIBOR Option, only so much of the outstanding principal amount of the Loan as would not become due and payable during the applicable LIBOR Interest Period shall accrue interest at the Adjusted LIBOR Rate and the remaining principal balance shall accrue interest at the Adjusted Prime Rate.

(d) If Agent determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) (i) that Dollar deposits in an amount approximately equal to the portion of the Loan for which Borrower has exercised the LIBOR Option for the designated LIBOR Interest Period are not generally available at such time in the London interbank market for deposits in Dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lenders of maintaining a LIBOR Rate on such portion of the Loan or of funding the same for such LIBOR Interest Period due to circumstances affecting the London interbank market generally, (iii) that reasonable means do not exist for ascertaining a LIBOR Rate, or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, Agent shall so notify Borrower and all portions of the Loan bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Adjusted Prime Rate until such time as the situations described above are no longer in effect or can be avoided by Borrower exercising a LIBOR Option for a different LIBOR Interest Period.

(e) Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

(f) Borrower shall pay all Breakage Costs incurred from time to time by Lenders upon demand within fifteen (15) Business Days of receipt of written notice from Agent.

(g) If the introduction of or any change in any Law, regulation or treaty, or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof, shall make it unlawful for Lenders to maintain the Applicable Rate at an Adjusted LIBOR Rate with respect to the Loan or any portion thereof, or to fund the Loan or any portion thereof in Dollars in the London interbank market, or to give effect to its obligations regarding the LIBOR Option as contemplated by the Loan Documents, then (1) Agent shall notify Borrower that Lenders are no longer able to maintain the Applicable Rate at an Adjusted LIBOR Rate, (2) the LIBOR Option shall immediately terminate, (3) the Applicable Rate for any portion of the Loan for which the Applicable Rate is then an Adjusted LIBOR Rate shall automatically be converted to the Adjusted Prime Rate, and (4) Borrower shall pay to Agent the amount of Breakage Costs (if any) incurred by Lenders in connection with such conversion. Thereafter, Borrower shall not be entitled to exercise the LIBOR Option until such time as the situation described herein is no longer in effect or can be avoided by Borrower exercising a LIBOR Option for a different LIBOR Interest Period.

5.2 Interest Rate Agreements.

(a) If Borrower institutes an interest rate hedging program through the purchase of an interest rate swap, cap or such other interest rate protection product (“Interest Rate Protection Product”) from Agent or any Affiliate of Agent, Borrower shall enter into a written agreement (“Interest Rate Agreement”) relating to such Interest Rate Protection Product. Any indebtedness incurred pursuant to an Interest Rate Agreement entered into by Borrower and Agent or an Affiliate of Agent shall constitute indebtedness evidenced by the Note and secured by the Mortgage and any other collateral for the Obligations to the same extent and effect as if the terms and provisions of such Interest Rate Agreement were set forth herein, whether or not the aggregate of such indebtedness, together with disbursements of the proceeds of the Loan, shall exceed the aggregate face amount of the Note. Notwithstanding the foregoing, however, payment of any indebtedness incurred pursuant to an Interest Rate Agreement entered into by Borrower and Agent or an Affiliate of Agent shall be subordinated to payment of the Loan and all other amounts owing under the Loan Documents and no Lender shall have any right to share in the proceeds of any such indebtedness.

(b) Borrower hereby collaterally assigns to Agent for the benefit of Lenders any and all Interest Rate Protection Products purchased or to be purchased by Borrower in connection with the Loan, as security for the Obligations, and agrees to provide Agent with any additional documentation requested by Agent in order to confirm or perfect such security interest during the term of the Loan. If Borrower obtains an Interest Rate Protection Product from a party other than Agent or an Affiliate of Agent, Borrower shall deliver to Agent such third party’s consent to such collateral assignment. No Interest Rate Protection Product purchased from a third party may be secured by an interest in Borrower or the Facilities.

ARTICLE 6.

COSTS OF MAINTAINING LOAN

6.1 Increased Costs and Capital Adequacy.

(a) Borrower recognizes that the cost to Lenders of maintaining the Loan or any portion thereof may fluctuate and, Borrower agrees to pay Agent additional amounts to compensate Lenders for any increase in their actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of:

(i) any change after the date hereof in any applicable Law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to any Lender (other than taxes imposed on all or any portion of the overall net income or receipts of such Lender), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by any Lender (which includes the Loan or any applicable portion thereof) (provided, however, that Borrower shall not be charged again the Reserve Percentage already accounted for in the definition of the Adjusted LIBOR Rate), or (C) imposing on any Lender, or the London interbank market generally, any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to such Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by such Lender under the Loan Documents; or

(ii) the maintenance by a Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to “Eurocurrency Liabilities” of a similar term to that of the applicable portion of the Loan (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).

Notwithstanding the foregoing, Borrower shall not be obligated to pay such amounts for a period in excess of three (3) months prior to date Agent notifies Borrower of the applicable increase.

(b) If the application of any Law, rule, regulation or guideline adopted or arising out of the July, 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s capital to a level below that which such Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then, from time to time Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction with respect to any portion of the Loan outstanding.

(c) Any amount payable by Borrower under Section 6.1(a) or 6.1(b) shall be paid within ten (10) Business Days of receipt by Borrower of a certificate signed by an authorized officer of Agent setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error. Failure on the part of Agent to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of any Lender’s right to demand payment of such amount for any subsequent or prior period. Agent shall use reasonable efforts to deliver to Borrower prompt notice of any event described in Section 6.1(a) or 6.1(b) of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Agent to so notify Borrower shall not affect Borrower’s obligation to pay the reserve and capital adequacy payment resulting therefrom.

6.2 Borrower Withholding.

If by reason of a change in any applicable Laws occurring after the date hereof, Borrower is required by Law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of any Lender or any franchise tax imposed on any Lender), duties or other charges from any payment due under the Note to the maximum extent permitted by law, the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lenders receive and retain a net sum equal to the sum which Lenders would have received had no such deduction or withholding been required to be made.

ARTICLE 7.

LOAN EXPENSE AND ADVANCES

7.1 Loan and Administration Expenses.

Borrower unconditionally agrees to pay all expenses of the Loan, including all amounts payable pursuant to Sections 7.2 and 7.3 and any and all other fees owing to Agent or Lender pursuant to the Loan Documents, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, title insurance premiums and other charges of the Title Insurer, printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds and the Title Policy, all appraisal fees, insurance consultant’s fees, travel related expenses and all costs and expenses incurred by Agent in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lender hereunder and, if any Default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Note or any portion thereof is not paid in full when and as due, all costs and expenses of Agent and Lender (including, without limitation, court costs and counsel’s fees and disbursements and fees and costs of paralegals) incurred in attempting to enforce payment of the Loan and expenses of Agent and Lender incurred (including court costs and counsel’s fees and disbursements and fees and costs of paralegals) in attempting to realize, while a Default or Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan. Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Agent and Lender harmless against all claims, liabilities, costs and expenses (including attorneys’ fees and expenses) incurred in relation to any claim by broker, finder or similar person.

7.2 Loan Fees.

Borrower shall pay fees to Agent in accordance with the Fee Letter.
7.3	Attorneys Fees and Disbursements.

Borrower agrees to pay Agent’s attorneys fees and disbursements incurred in connection with this Loan, including (i) the preparation of this Agreement, any intercreditor agreements and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement, syndication and administration of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.

7.4 Time of Payment of Fees and Expenses.

Borrower shall pay all expenses and fees incurred by Agent as of the Loan Closing on the Loan Closing Date (unless sooner required herein). At the time of the Loan Closing, Agent may pay all fees, costs and expenses then due from Borrower from the proceeds of the Loan (to the extent provided for in the Budget). Agent may require the payment of outstanding fees and expenses as a condition to disbursement of the Loan.

7.5 Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Agent or Lender under this Article 7 from time to time, and any amounts expended by Agent or Lender pursuant to Section 12.2(a), shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents.

7.6 Right to Make Advances to Cure Borrower’s Defaults.

In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (including the obligation to pay accrued interest upon the Loan when due) (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Agent may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Agent in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents and shall bear interest at a rate per annum equal to the Applicable Rate (or Default Rate following an Event of Default).

ARTICLE 8.

CONDITIONS TO CLOSING AND DISBURSEMENT OF THE LOAN

8.1 Conditions to Closing.

Borrower agrees that closing of the Loan and the several obligations of the Lenders to disburse the Loan are conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Agent in its sole discretion:

(a) Approval of Operating Leases. All right, title and interest of the Seller under the Operating Leases shall have been duly assigned to Borrower and Agent shall have received and approved each of the Operating Leases.

(b) Assignment and Subordination Agreements. Borrower, Agent and each Tenant shall have entered into an Assignment and Subordination Agreement with respect to each of the Operating Leases in form and substance satisfactory to Agent.

(c) Tenant Estoppel Certificates. Each Tenant shall have executed and delivered to Agent a tenant estoppel certificate with respect to each Operating Lease in form and substance satisfactory to Agent.

(d) Management Agreements. Agent shall have received and approved the Management Agreements between the Tenants and the Management Company for management of the Facilities and Agent shall have received satisfactory evidence that any termination of a Operating Lease because of a default by a Tenant thereunder will result in a termination of the Management Agreement with respect to such Facility.

(e) Closing of Purchase. All conditions to Borrower’s obligations as buyer under the Purchase Agreement shall have been satisfied (or waived by Borrower but waiver of any material condition thereunder shall require the consent of Agent, not to be unreasonably withheld) and the sale of the Facilities to Buyer shall close in accordance with the Purchase Agreement concurrently with the Closing of the Loan.

(f) Reserves. Agent shall have received and approved an accounting approved by Tenants of all Reserves held by the landlord under the Operating Leases and Borrower shall have deposited all such Reserves with Agent in the applicable Reserve Accounts provided for under Section 9.3 below.

(g) Title Policy. Agent shall have received the Title Policy or an unconditional commitment from the Title Insurer to issue the Title Policy.

(h) Survey. Agent shall have received and approved four copies of a ALTA/ACSM “Class A” Land Title Survey of each Facility dated no earlier than ninety (90) days prior to the Loan Closing.

(i) Insurance Policies. Agent shall have received and approved not less than ten (10) days prior to the date of this Agreement policies or binders evidencing that insurance coverage is in effect with respect to the Facilities and Borrower, in accordance with the Insurance Requirements attached hereto as Exhibit D, for which the premiums have been fully prepaid with endorsements satisfactory to Agent.

(j) No Litigation. No litigation or proceedings shall be pending or threatened which could or might cause a Material Adverse Change with respect to Borrower, Guarantor, any Tenant or any Facility.

(k) No Material Adverse Change. No Material Adverse Change shall have occurred with respect to Borrower, Guarantor, any Tenant or any Facility

(l) Attorney Opinion Letter. Borrower shall have furnished to Agent an opinion from counsel for Borrower and Guarantor covering due authorization, execution and delivery and enforceability of the Loan Documents and also containing such other legal opinions as Agent shall reasonably require.

(m) Lien Searches. Agent shall have received and approved current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements filed in each place UCC Financing Statements are to be filed hereunder, demonstrating the absence of adverse claims.

(n) Financial Statements. Agent shall have received and approved current annual financial statements of Borrower, Guarantor, the Tenants and the Management Company and such other persons or entities connected with the Loan as Agent may request.

(o) Management Agreements. Agent shall have received and approved the Management Agreements.

(p) Flood Hazard. Agent shall have received evidence that no Facility is located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance acceptable to Agent in its sole discretion.

(q) Zoning. If the Title Policy does not include a zoning endorsement, Borrower shall have furnished to Agent a zoning letter or other evidence satisfactory to Lender regarding compliance of each Facility with applicable zoning and similar laws.

(r) Organizational Documents. Borrower shall have furnished to Agent proof satisfactory to Agent of authority, formation, organization and good standing in the State of its incorporation or formation and, if applicable, qualification as a foreign entity in good standing in the state of its incorporation or formation, of all corporate, partnership, trust and limited liability company entities (including Borrower and Guarantor) executing any Loan Documents, whether in their own name or on behalf of another entity. Borrower shall also provide certified resolutions in form and content satisfactory to Agent, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Agent may reasonably require to evidence the authority of the persons executing the Loan Documents.

(s) No Default. There shall be no Default or Event of Default by Borrower hereunder.

(t) Environmental Report. Agent shall have received and approved the Environmental Report with respect to each Facility.

(u) Structural Inspections. Agent shall have received and approved a property condition report with respect to each of the Facilities.

(v) Permits. Agent shall have received and approved copies of all Permits with respect to the Facilities.

(w) Annual Statements and Monthly Reports. Agent shall have received and approved the “Annual Statement” required under the Operating Leases for the 2006 fiscal year and copies of all “Monthly Reports” required to date under the Operating Leases for the 2007 fiscal year.

(x) Additional Documents. Agent shall have received and approved such other materials, documents, papers or requirements regarding the Facilities, Tenants, the Management Company, Borrower and Guarantor as Agent shall reasonably request.

(y) Compliance with Ratios. Agent shall have determined to its satisfaction that the Debt Service Coverage Ratio for the Facilities will be no less than 1.35 to 1.00 and that the Rent Coverage Ratio for the Facilities will be no less than 1.05 to 1.00.

(z) No Default by Guarantor. There shall be no uncured default under any indebtedness owing by or guaranteed by Guarantor to Agent or any Affiliate of Agent.

ARTICLE 9.

OTHER COVENANTS

Borrower further covenants and agrees as follows:
9.1	Maintenance and Renewal of Insurance. .

Borrower shall at all times maintain or cause to be maintained insurance coverage in full force and effect in accordance with the requirements of Exhibit D to this Agreement, will timely pay or cause to be paid all premiums on all insurance policies required hereunder, and as and when additional insurance is required, from time to time and as and when any policies of insurance may expire, furnish or cause to be furnished to Agent, premiums prepaid, additional and renewal insurance policies with companies, coverage and in amounts satisfactory to Agent in accordance with Exhibit D.

9.2 Payment of Taxes.

Borrower shall pay or cause to be paid all real estate taxes and assessments and charges of every kind upon the Facilities before the same become delinquent, provided, however, that Borrower shall have the right to pay such tax under protest or to otherwise contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of the Facilities or any part thereof or any interest therein, (ii) Borrower has notified Agent of Borrower’s intent to contest such taxes, and (iii) Borrower has deposited security in form and amount satisfactory to Agent, in its sole discretion, and has increased the amount of such security so deposited promptly after Agent’s request therefor. If Borrower fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Agent for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Agent may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Agent shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note). Borrower shall furnish to Agent evidence that taxes are paid at least five (5) days prior to the delinquency date for payment of such taxes and before imposition of any penalty or accrual of interest.

9.3 Payment of Reserves.

(a) Borrower shall deposit all “Tax Escrow Deposits” and “Insurance Escrow Deposits” required under the Operating Leases and received by Borrower from Tenants in a depository account or accounts (collectively, the “Escrow Account”) with Agent. Provided there is then no uncured Event of Default, Borrower may withdraw funds from the Escrow Account to pay property taxes and insurance premiums due with respect to the Facilities. All funds deposited in the Escrow Account and all interest accruing thereon shall belong to Borrower. Borrower grants Agent, for the benefit of Lenders, a security interest in and to the Escrow Account and all funds at any time on deposit therein and all earnings thereon as security for the Obligations.. If there is an Event of Default, Agent may terminate or restrict Borrower’s access to the Escrow Account and Agent may, at its option, apply funds in the Escrow Account to the Obligations in such order as Agent may require.

(b) Borrower shall deposit all “Replacement Reserve Installments” required under the Operating Leases and received by Borrower from Tenants in a depository account or accounts (collectively, the “Replacement Reserve Account”) with Agent meeting the applicable requirements of the Operating Leases for the “Replacement Reserve Fund” thereunder. Borrower grants Agent, for the benefit of Lenders, a security interest in and to all Borrower’s right, title and interest in and to the Replacement Reserve Account and all funds at any time on deposit therein and all earnings thereon as security for the Obligations. Such grant of a security interest to Agent is subject to any rights Tenants may have with respect thereto. Borrower will provide Agent with a copy of any and all “Draw Requests” by Tenants for disbursements from the Replacement Reserve Account pursuant to Section 7 of the Operating Leases and will permit disbursements from the Replacement Reserve Account only on the terms and conditions set out in the Operating Leases.

(c) Borrower shall deposit all “Security Deposit Installments” required under the Operating Leases and received by Borrower from Tenants in a depository account or accounts (collectively, the “Security Deposit Account”) with Agent in the name of Borrower but under the sole dominion and control of Agent until such time as the Obligations are fully paid and satisfied; provided, however, that Agent will permit funds to be withdrawn from the Security Deposit Account if and to the extent Borrower is required to return funds therein to Tenants pursuant to the terms of the Operating Leases. Borrower grants Agent, for the benefit of Lenders, a security interest in and to all Borrower’s right, title and interest in and to the Security Deposit Account and all funds at any time on deposit therein and all earnings thereon as security for the Obligations. Such grant of a security interest to Agent is subject to any rights Tenants may have with respect thereto.

9.4 Mechanic’s Liens.

Borrower will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Facilities and will promptly discharge the same; provided, however, that Borrower shall have the right to contest in good faith and with reasonable diligence the validity of any such lien if Borrower posts a statutory lien bond reasonably acceptable to Agent which removes such lien from title to the Facilities within thirty (30) days of written notice by Agent to Borrower of the existence of the lien.

9.5 Personal Property.

All of Borrower’s personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of the Facilities shall always be located at the Facilities and shall be kept free and clear of all liens, encumbrances and security interests.

9.6 Defaults Under Operating Leases.

Borrower will not suffer or permit any breach or default to occur in any of Borrower’s obligations under any of the Operating Leases. Borrower will not agree to any material amendment or termination of any Operating Lease or waive any material obligation of any Tenant under any Operating Lease without Agent’s prior written consent. Borrower shall notify Agent promptly in writing in the event a Tenant commits a material default under an Operating Lease. Unless Agent consents otherwise in writing, Borrower will promptly and diligently enforce all of the obligations of the Tenants under the Operating Leases. In the event of a material default by a Tenant under an Operating Lease, Borrower will consult with Agent regarding the action to be taken with respect to such default.

9.7 Condition of Facilities.

Borrower will keep or cause the Facilities to be kept in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto to keep the same in good operating condition.

9.8 Inventory and Equipment.

Borrower will enforce the obligations of the Tenants and the Management Company to maintain sufficient inventory and equipment of types and quantities at the Facilities to adequately operate the Facilities.

9.9 Permits.

Borrower will cause all Permits required for the operation of the Facilities to be maintained in full force and effect.

9.10 Attorneys’ Fees for Enforcement of Agreement.

In case of any Default or Event of Default hereunder, Borrower (in addition to Agent’s Lenders’ reasonable attorneys’ fees, if any, to be paid pursuant to Section 7.3) will pay Agent’s and Lender’s reasonable attorneys’ and paralegal fees (including, without limitation, any attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Agent or Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to the Facilities, this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Facilities, or to attempt to enforce any security interest or lien in any portion of the Facilities, or to enforce any rights of Agent and Lender or Borrower’s obligations hereunder, then in any of such events all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto (including fees and costs of paralegals), shall constitute an additional liability owing by Borrower to Agent and Lender, payable on demand.

9.11 Appraisals.

Agent shall have the right to obtain a new or updated Appraisal of the Facilities from time to time. Borrower shall cooperate with Agent in this regard. If the Appraisal is obtained to comply with a specific requirement of this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Agent’s request.

9.12 Financial Information.

Borrower shall deliver or cause the following to be delivered to Agent:

(a) Annual consolidated financial statements of Guarantor audited by a CPA reasonably acceptable to Agent, within 120 days after the end of each fiscal year.

(b) Internally prepared quarterly consolidating financial statements of Guarantor, within 60 days after the end of each fiscal quarter, which financial statements shall be in a format reasonably acceptable to Agent.

(c) A copy of each “Monthly Report” required under the Operating Leases by the 15th Business Day of the succeeding calendar month (each of which shall include occupancy statistics, payor mix, daily rate and other relevant operating data and a certified rent roll), including the monthly financial statements for each Facility required under the Operating Leases.

(d) A copy of each audited “Annual Statement” required under the Operating Leases within 120 days after the end of each calendar year.

(e) A copy of all “Survey Reports,” reimbursement reports, Medicare and Medicaid cost reports and other reports required under the Operating Leases promptly after the same are received by Borrower.

(f) Quarterly financial statements for Borrower within sixty (60) days after the end of each fiscal quarter, which financial statements shall be in a format reasonably acceptable to Agent.

(g) Annual financial statements for Borrower within 120 days after the end of each fiscal year, which financial statements shall be in a format reasonably acceptable to Agent.

(h) Quarterly and annual compliance certificates in the form of Exhibit E to this Agreement, concurrently with Borrower’s and Guarantor’s quarterly and annual financial statements required above.

(i) Such additional financial information regarding Borrower, Guarantor, Tenants, the Management Company and the Facilities as Agent may reasonably require from time to time.

9.13 Financial Covenants.

Failure by Borrower or Guarantor to continuously comply with the following financial covenants shall, at the option of Agent, be an Event of Default on the Loan:

(a) The aggregate Debt Service Coverage Ratio for all Facilities shall be no less than 1.30 to 1.00.

(b) The aggregate Rent Coverage Ratio for all Facilities shall be no less than 1.05 to 1.00 through February 28, 2009, and 1.10 to 1.00 thereafter.

(c) Guarantor’s Net Worth (as defined in the LaSalle Loan Agreement) must be no less than $100,000,000.00 plus 75% of the aggregate amount of all net funds received by Guarantor from offerings of “Equity Interests” (as defined in the LaSalle Loan Agreement) by Guarantor made after September 10, 2007.

9.14 Lost Note.

Upon a Lender furnishing to Borrower an affidavit to such effect, Borrower shall, if a Note is mutilated, destroyed, lost or stolen, deliver to such Lender, in substitution therefor, a new note containing the same terms and conditions as the Note.

9.15 Indemnification.

Borrower shall indemnify Agent and each Lender, including each party owning an interest in the Loan and their respective officers, directors, employees and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, loss and liability, cost and expense (including attorneys’ fees, costs and expenses) of any and every kind to any persons or property by reason of (i) the operation or maintenance of the Facilities; (ii) any breach of representation or warranty, Default or Event of Default; or (iii) any other matter arising in connection with the Loan, Borrower or the Facilities. No Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct.

9.16 No Additional Debt.

Except for the Loan, Borrower shall not incur any indebtedness (whether recourse or nonrecourse, secured or unsecured) other than customary trade payables paid within sixty (60) days after they are incurred.

9.17 Compliance With Laws.

Borrower shall comply with all applicable requirements (including applicable Laws) of any Governmental Authority having jurisdiction over Borrower or the Facilities.

9.18 Organizational Documents.

Borrower shall not, without the prior written consent of Agent, permit or suffer (i) a material amendment or modification of its organizational documents, (ii) the admission of any new member, partner or shareholder, or (iii) any dissolution or termination of its existence.

9.19 Management Contracts.

Borrower shall not enter into, modify, amend, terminate or cancel any management contracts for the Facilities or agreements with agents or brokers, without the prior written approval of Agent.

9.20 Furnishing Notices.

Borrower shall provide Agent with copies of all material notices pertaining to the Facilities received by Borrower from any Tenant, Guarantor, any Governmental Authority or any insurance company within seven (7) days after such notice is received. Borrower shall give Agent written notice of any default by a Tenant under an Operating Lease or by the Management Company under a Management Agreement promptly after Borrower has actual knowledge of such default. Borrower will provide Agent with a copy of any notice of default given by Borrower to any Tenant at the same time such notice is given to Tenant.

9.21 Alterations.

Without the prior written consent of Agent, Borrower shall not make or permit any material alterations to the Facilities.

9.22 Authorized Representative.

Borrower hereby appoints Shannon Johnson as its authorized representative (“Authorized Representative”) for purposes of dealing with Agent on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan. The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower. All actions by the Authorized Representative shall be final and binding on Borrower. Agent and Lender may rely on the authority given to the Authorized Representative until actual receipt by Agent of a duly authorized resolution substituting a different person as the Authorized Representative. No more than one person shall serve as Authorized Representative at any given time.

9.23 Right of First Refusal.

Borrower grants Agent a right of first refusal with respect to any term financing for any or all of the Facilities which term financing is applied in whole or in part to pay the Loan or any portion thereof. Agent (which, as used in this paragraph includes any Affiliate of Agent) shall have the right, but not the obligation, to match the terms of any such financing offered to Borrower by any reputable institutional real estate lender. If Agent offers Borrower a loan on terms which are comparable or better in all material respects to the terms of any such offered financing, as reasonably determined by Borrower and Agent, then if Borrower does not accept the comparable financing offered by Agent, Borrower shall be obligated to pay Agent a fee in an amount equal to one-half of one percent (0.50%) of the aggregate initial Allocated Loan Amounts of the Facilities being refinanced, which fee shall be due and payable in full on the Maturity Date (as it may be extended hereunder) or such earlier date as the Mortgage is released from any refinanced Facility or the Loan is paid in full. Borrower’s obligation to pay such fee shall be secured by the Mortgage.

ARTICLE 10.

CASUALTIES AND CONDEMNATION

10.1 Agent’s Election to Apply Proceeds on Indebtedness.

(a) Subject to the provisions of Section 10.1(b) below, in the event of any casualty to any Facility or any condemnation of any portion of a Facility, Agent may elect to collect, retain and apply upon the indebtedness of Borrower under this Agreement or any of the other Loan Documents all proceeds of insurance or condemnation (individually and collectively referred to as “Proceeds”), including, without limitation, all Proceeds which might otherwise belong to a Tenant under a Operating Lease, after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges. Any proceeds remaining after repayment of the indebtedness under the Loan Documents shall be paid by Agent to Borrower.

(b) Notwithstanding anything in Section 10.1(a) to the contrary, in the event of any casualty to any Facility or any condemnation of any portion of a Facility, Agent will allow the Proceeds to be applied to restoration of the Facility if the following conditions are satisfied:

(i) There is then no Default or Event of Default hereunder and there is no uncured default by any Tenant under any Operating Lease or by the Management Company under any Management Agreement;

(ii) All Proceeds are deposited with Agent;

(iii) In Agent’s reasonable judgment, the amount of Proceeds available for restoration of the Facility (together with any funds or other security reasonably acceptable to Agent deposited with Agent by Borrower for such purpose) is sufficient to pay the full and complete costs of such restoration;

(iv) No Operating Lease will be terminated as a result of such casualty or condemnation;

(v) If the cost of restoration exceeds ten percent (10%) of the Allocated Loan Amount to such Facility, in Agent’s sole determination after completion of restoration the Loan Amount will not exceed 60% of the fair market value of all the Facilities;

(vi) In Agent’s reasonable determination, the Facility can be restored to an architecturally and economically viable project in compliance with applicable Laws;

(vii) Guarantor reaffirms its Guaranty in writing; and

(viii) In Agent’s reasonable determination, such restoration is likely to be completed not later than three (3) months prior to the Maturity Date.

10.2 Borrower’s Obligation to Rebuild and Use of Proceeds Therefor.

In case Agent does not elect to apply or does not have the right to apply the Proceeds to the indebtedness, as provided in Section 10.1 above, Borrower shall:

(a) Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Proceeds to be deposited with Agent;

(b) In the event the Proceeds are insufficient to pay the full cost of restoration, promptly deposit the deficit with Agent; and

(c) Promptly proceed with the restoration of the Facility to substantially its former condition (with any changes required by applicable Law).

Agent may condition the disbursement of Proceeds and other funds deposited with Agent for the cost of restoration on Agent’s reasonable approval of the plans and specifications for the restoration, contractor’s cost estimates, architect’s certificates, waivers of liens, sworn statements of mechanics and materialmen, and such other evidence of costs, percentage completion of construction, application of payments and satisfaction of liens as Agent may reasonably require.

ARTICLE 11.

TRANSFER RESTRICTIONS AND PARTIAL RELEASES

11.1 Prohibition of Assignments and Transfers by Borrower.

Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void. Without the prior written consent of Agent, in Agent’s sole discretion, Borrower shall not suffer or permit (i) any change in the management (whether direct or indirect) of the Facilities, (ii) any transfer or encumbrance of the Tenant’s leasehold interest under any Operating Lease, or (iii) any Transfer other than a Permitted Transfer.

11.2 Prohibition of Transfers in Violation of ERISA.

In addition to the prohibitions set forth in Section 11.1 above, Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Facilities, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in Borrower assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in any Lender being deemed in violation of any applicable provision of ERISA. Borrower agrees to indemnify and hold Agent and each Lender free and harmless from and against all losses, costs (including attorneys’ fees and expenses), taxes, damages (including consequential damages) and expenses Agent or such Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Agent’s or Lender’s sole judgment or by reason of a breach of the foregoing prohibitions. The foregoing indemnification shall be a recourse obligation of Borrower and shall survive repayment of the Note, notwithstanding any limitations on recourse contained herein or in any of the Loan Documents.

11.3 Partial Releases.

Agent will cause the Mortgage to be released from a Facility upon written request from Borrower if the following conditions are satisfied:

(a) There is then no Default or Event of Default;

(b) Borrower pays Agent the Allocated Loan Amount with respect to such Facility for application against the principal amount then owing on the Loan;

(c) Agent reasonably determines that after such partial release the Debt Service Coverage Ratio (computed based on the reduced Loan Amount and the Facilities remaining subject to the Mortgage) will be no less than 1.60 to 1.00 and the Rent Coverage Ratio will be no less than 1.05 to 1.00.

(d) Agent receives a partial release endorsement to the Title Policy insuring that the validity, priority and enforceability of the Mortgage have not been impaired by such partial release and that the Mortgage remains a first lien on Borrower’s fee simple title to the remaining Facilities subject only to the Permitted Exceptions applicable to such Facilities; and

(e) Borrower pays all reasonable costs and expenses incurred by Agent in connection with such partial release, including the cost of the partial release endorsement, recording fees and charges, escrow fees and charges and reasonable attorneys’ fees. Otherwise, no penalty or premium shall be due from Borrower for such partial release.

11.4 Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article 11, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE 12.

DEFAULT

12.1 Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a) Failure of Borrower to make any payment of principal or interest on the Note within five (5) days after the date when due.

(b) Failure of Borrower to observe or perform any of the other covenants or conditions by Borrower to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money, for a period of ten (10) days after written notice from Agent that the same is due and payable.

(c) Failure of Borrower for a period of thirty (30) days after written notice from Agent, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as (x) Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Agent’s notice, and (y) the existence of such default will not result in any Tenant having the right to terminate its Operating Lease due to such default; and provided further that if a different notice or grace period is specified under any other subsection of this Section 12.1 with respect to a particular breach, the specific provision shall control.

(d) Any Transfer or other disposition in violation of Article 11.

(e) Any default by Borrower under any Operating Lease which is not cured within any applicable cure period thereunder.

(f) If any warranty, representation, statement, report or certificate made now or hereafter by Borrower or Guarantor is untrue or incorrect in any material respect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as Borrower cures said breach (i) within the notice and cure period provided in Section 12.1(b) above for a breach that can be cured by the payment of money or (ii) within the notice and cure period provided in Section 12.1(c) above for any other breach.

(g) Borrower or Guarantor shall commence a voluntary case concerning Borrower or such Guarantor under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute (the “Bankruptcy Code”); or an involuntary proceeding is commenced against Borrower or Guarantor under the Bankruptcy Code and relief is ordered against Borrower or such Guarantor, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower or Guarantor; or the Borrower or Guarantor commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Borrower or Guarantor; or there is commenced against Borrower or Guarantor any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or the Borrower or Guarantor fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

(h) Borrower or Guarantor shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(i) Any failure to comply with any of the covenants contained in Section 9.13 of this Agreement.

(j) If a Tenant is enjoined, restrained or in any way prevented by any court order from operating the Facilities.

(k) One or more final judgments are entered (i) against Borrower in amounts aggregating in excess of $250,000.00 or (ii) against Guarantor in amounts aggregating in excess of $2,000,000.00, and said judgments are not satisfied, stayed or bonded over within thirty (30) days after entry.

(l) If Borrower or Guarantor shall fail to pay any debt (which term shall not include judgments under clause (m) above) owed by it or is in default under any agreement with Agent or any other party (other than a failure or default for which Borrower’s maximum liability does not exceed $250,000.00 and Guarantor’s maximum liability does not exceed $2,000,000.00) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto.

(m) Any default by a Tenant under an Operating Lease which is not cured (or waived by Borrower with the reasonable consent of Agent) within any applicable cure period or grace period thereunder.

(n) Any default under the LaSalle Loan Agreement which is not cured within any applicable grace period or cure period thereunder.

(o) The occurrence of any other event or circumstance denominated as an Event of Default herein or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

12.2 Remedies.

Upon the occurrence of any Event of Default, Agent may, and at the request of Required Lenders shall, pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a) Take possession of the Facilities and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents;

(b) Declare the Note to be immediately due and payable;

(c) Use and apply any monies or letters of credit deposited by Borrower with Agent, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender;

(d) Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Agent by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 12.1(g), all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

ARTICLE 13.

GENERAL PROVISIONS

13.1 Time is of the Essence.

Borrower agrees that time is of the essence under this Agreement.
13.2	Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

13.3 Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

13.4 Governing Law.

Irrespective of the place of execution and/or delivery, this Agreement shall be governed by, and shall be construed in accordance with, the laws of the State.

13.5 Disclaimer.

This Agreement is made for the sole benefit of Borrower, Agent and Lenders, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Agent or Lenders pursuant to this Agreement. By making the Loan or taking any action pursuant to any of the Loan Documents, neither Agent nor any Lender shall be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower.

13.6 Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.7 Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Agent (and, to the extent applicable, the Required Lenders). Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

13.8 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

13.9 Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

13.10 Waiver of Damages.

In no event shall Agent or any Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Agent or any Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower waives all claims for punitive, exemplary or consequential damages.

13.11 Claims Against Agent or Lender.

Except as provided in Section 15.5(b) regarding Defaulting Lenders, neither Agent nor any Lender shall be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Agent within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Agent or such Lender does not remedy or cure the default, if any there be, promptly thereafter. Borrower waives any claim, set-off or defense against Agent or Lenders arising by reason of any alleged default by Agent or Lenders as to which Borrower does not give such notice timely as aforesaid. Borrower acknowledges that such waiver is or may be essential to Agent’s or Lenders’ ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Agent and Lenders and Borrower with regard to the Loan.

13.12 Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALING OF ASSETS. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE STATE, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE AGENT FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

13.13 Set-Offs.

After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lenders from time to time to charge Borrower’s accounts and deposits with Lenders (or their Affiliates), and to pay over to Lenders an amount equal to any amounts from time to time due and payable to Lenders hereunder, under the Note or under any other Loan Document. Borrower hereby grants to Lenders a security interest in and to all such accounts and deposits maintained by Borrower with Lenders (or their Affiliates).

13.14 Notices.

All notices required or permitted hereunder shall be in writing and shall be given to the parties as follows:

If to Agent: KeyBank National Association

Healthcare Services
Mailcode: WA-31-13-2313
1301 5th Ave, 23rd Floor
Seattle, WA 98111-0090
Attn: Vice President and Manager
Fax No. 206-343-6843 With a copy to:	KeyBank National Association

Healthcare Services
800 Superior Avenue, 6th Floor
Cleveland, OH 44114
Mail Code: OH-01-02-0628
Fax: 216-828-7521
If to Borrower:	NNN Healthcare/Office REIT E Florida LTC, LLC
c/o Triple Net Properties, LLC
1551 N. Tustin, Suite 300
Santa Ana, CA 92705
Attention: Theresa Hutton
	Facsimile:	714-918-9138

Any such notices shall be either (a) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three business days after deposit, postage prepaid in the U.S. mail, or (b) sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier; or (c) served personally, in which case notice shall be deemed given on the date of such service, or (d) delivered by facsimile transmission followed by delivery by personal service or nationally recognized courier service on the next business day after facsimile transmission, in which case notice shall be deemed to have been given on the date of facsimile transmission. The above addresses may be changed by written notice to the other party; provided that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notwithstanding anything in this Agreement to the contrary, and all notices, demands, requests or other communication by and between Borrower and Lenders shall occur through Agent, and all payments required of Borrower to Lenders shall be made by Borrower to Agent.

13.15 Waiver of Jury Trial.

BORROWER, AGENT AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

ARTICLE 14.

ASSIGNMENTS AND PARTICIPATIONS

14.1 Assignments and Participations.

(a) Each Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder and under the other Loan Documents to any other Eligible Assignee with the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed and no consent of Agent shall be required if the Eligible Assignee is also a Lender; provided, however, that (i) the parties to each such assignment shall execute and deliver to Agent, for its approval and acceptance, an Assignment and Assumption, (ii) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement, (iii) if the potential assignee is not already a Lender hereunder, at least ten (10) days prior to the date of the assignment, the potential assignee shall deliver to Agent the fully completed Patriot Act and OFAC forms attached as Exhibit F hereto and such other information as Agent shall require to successfully complete Agent’s Patriot Act Customer Identification Process and OFAC Review Process, (iv) unless Agent otherwise consents, the aggregate amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment shall in no event be less than Five Million Dollars ($5,000,000), (iv) Agent shall receive from the assigning Lender a processing fee of Three Thousand Five Hundred Dollars ($3,500), and (vi) if the assignment is less than the assigning Lender’s entire interest in the Loan, the assigning Lender must retain at least a Five Million Dollar ($5,000,000.00) interest in the Loan. Agent may designate any Eligible Assignee accepting an assignment of a specified portion of the Loan to be a Co-Agent, an “Arranger” or similar title, but such designation shall not confer on such Assignee the rights or duties of Agent. Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment and Assumption, (a) the Eligible Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and Borrower hereby agrees that all of the rights and remedies of Lenders in connection with the interest so assigned shall be enforceable against Borrower by an Eligible Assignee with the same force and effect and to the same extent as the same would have been enforceable but for such assignment, and (b) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and thereunder.

(b) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Eligible Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i) except as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished in connection therewith;

(ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under any Loan Document or any other instrument or document furnished in connection therewith;

(iii) such Eligible Assignee confirms that it has received a copy of this Agreement together with such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption and to become a Lender hereunder;

(iv) such Eligible Assignee will, independently and without reliance upon Agent, the assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v) such Eligible Assignee appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and

(vi) such Eligible Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) Agent shall maintain a copy of each Assignment and Assumption delivered to and accepted by it and shall record in its records the names and address of each Lender and the Commitment of, and Percentage of the Loan owing to, such Lender from time to time. Borrower, Agent and Lenders may treat each entity whose name is so recorded as a Lender hereunder for all purposes of this Agreement.

(d) Upon receipt of an Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, Agent shall, if such Assignment and Assumption has been properly completed and consented to if required herein, accept such Assignment and Assumption, and record the information contained therein in its records, and Agent shall use its best efforts to give prompt notice thereof to Borrower (provided that neither Agent nor Lenders shall be liable for any failure to give such notice).

(e) Borrower shall use reasonable efforts to cooperate with Agent and each Lender in connection with the assignment of interests under this Agreement or the sale of participations herein.

(f) Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations hereunder. To facilitate any such pledge or assignment, Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No. 12.

(g) Anything in this Agreement to the contrary notwithstanding, any Lender may assign all or any portion of its rights and obligations under this Agreement to another branch or Affiliate of such Lender without first obtaining the approval of any Agent, provided that (i) such Lender remains liable hereunder unless Borrower and Agent shall otherwise agree, (ii) at the time of such assignment such Lender is not a Defaulting Lender, (iii) such Lender gives Agent and Borrower at least fifteen (15) days prior written notice of any such assignment; (iv) the parties to each such assignment execute and deliver to Agent an Assignment and Assumption, and (v) Agent receives from the assigning Lender a processing fee of One Thousand Five Hundred Dollars ($1,500).

(h) Each Lender shall have the right, without the consent of Borrower, to sell participations to one or more Eligible Assignees in or to all or a portion of its rights and obligations under the Loan and the Loan Documents; provided, however, that (i) such Lender’s obligations under this Agreement (including without limitation its Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement and (iv) the holder of any such participation shall not be entitled to voting rights under this Agreement or the other Loan Documents (but such holder may contract with Lender selling such Eligible Assignee its interest in such Lender’s share of the Loan as to voting of such Lender’s interest under Section 15.6(b) but not under any other section of this Agreement, provided that any such agreement by a Lender shall bind only such Lender alone and not Borrower, the other Lenders or Agent).

(i) No Eligible Assignee of any rights and obligations under this Agreement shall be permitted to subassign such rights and obligations. No participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.

(j) Borrower acknowledges and agrees that Lenders may provide to any Assignee or Participant originals or copies of this Agreement, any other Loan Document and any other documents, instruments, certificates, opinions, insurance policies, letters of credit, reports, requisitions and other materials and information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of Borrower or received by any Lender in connection with the Loan or with respect to Borrower, provided that prior to any such delivery or communication, such Eligible Assignees or Participants shall agree to preserve the confidentiality of any of the foregoing to the same extent that such Lender agreed to preserve such confidentiality. In order to facilitate assignments to Eligible Assignees and sales to Eligible Assignees, Borrower shall execute such further documents, instruments or agreements as Lenders may reasonably require; provided, that Borrower shall not be required (i) to execute any document or agreement which would materially decrease its rights, or materially increase its obligations, relative to those set forth in this Agreement or any of the other Loan Documents (including financial obligations, personal recourse, representations and warranties and reporting requirements), or (ii) to expend more than incidental sums of money or incidental administrative time for which it does not receive reasonable reimbursement in order to comply with any requests or requirements of any Lender in connection with such assignment or sale arrangement. In addition, Borrower agrees to cooperate fully with Lenders in the exercise of Lenders’ rights pursuant to this Section, including providing such information and documentation regarding Borrower as any Lender or any potential Eligible Assignee may reasonably request and to meet with potential Eligible Assignees.

14.2 Several Liability.

Anything in this Agreement contained to the contrary notwithstanding, the obligations of each Lender to Borrower under this Agreement are several and not joint and several; each Lender shall only be obligated to fund its Percentage of each disbursement to be made hereunder up to the amount of its Commitment. During any time, and only during such time, as Agent is the sole Lender and has not assigned any portion or portions of its interest in the Loan to another Lender pursuant to an Assignment and Assumption Agreement, Agent in its individual capacity shall be liable for all of the obligations of the Lenders under this Agreement and the other Loan Documents. From and after the date that Agent as the sole Lender assigns any portion or portions of its interest in the Loan to another Lender pursuant to an Assignment and Assumption Agreement, then Agent shall act as the administrative agent on behalf of itself as a Lender and the other Lenders.

ARTICLE 15.

AGENT

15.1 Appointment of Agent.

(a) KeyBank is hereby appointed as Agent hereunder and under each other Loan Document, and each Lender hereby irrevocably authorizes Agent to act as agent for Lenders and to take such actions as Lenders are obligated or entitled to take under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent agrees to act as such upon the express conditions contained in this Article in substantially the same manner that it would act in dealing with a loan held for its own account. Agent shall not have a fiduciary relationship with respect to any Lender by reason of this Agreement.

(b) The provisions of this Article are solely for the benefit of Agent and Lenders, and Borrower shall not have any rights to rely on or enforce any of the provisions hereof except as provided in Section 15.2 below. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lender and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for Borrower.

15.2 Reliance on Agent.

All acts of and communications by Agent, as agent for Lenders, shall be deemed legally conclusive and binding; and Borrower or any third party (including any court) shall rely on any and all communications or acts of Agent with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of a Lender in all circumstances where an action by such Lender is required or permitted pursuant to this Agreement or the provisions of any other Loan Document or by applicable law without the right or necessity of making any inquiry of any individual Lender as to the authority of Agent with respect to such matter. In no event shall any of the foregoing limit the rights or obligations of any Lender with respect to any other Lender pursuant to this Article 15.

15.3 Powers of Agent.

Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto or are otherwise necessary or desirable in connection with the administration of the Loan, and may exercise all other powers of Lenders as are not made subject to the consent of the Required Lenders pursuant to Section 15.6(a) or to the consent of all Lenders pursuant to Section 15.6(b). Without limiting the foregoing, Agent may consent to or execute easements, plats, dedications, release of minor portions of the collateral and similar documents. Agent shall not be considered, or be deemed, a separate agent of Lenders hereunder, but is, and shall be deemed, acting in its contractual capacity as Agent, exercising such rights and powers under the Loan Documents as are specifically delegated to Agent or Agent is otherwise entitled to take hereunder. Agent shall have no implied duties to Lenders, or any obligation to Lenders to take any action except any action specifically provided by the Loan Documents to be taken by Agent.

15.4 Disbursements.

(a) At least one (1) Business Day (by 1:00 p.m. Cleveland time) prior to each date a disbursement of the Loan is to be made hereunder pursuant to this Agreement (or at least two (2) LIBOR Business Days (by 1:00 p.m. Cleveland time) for any disbursements to be made at the Adjusted LIBOR Rate), Agent shall notify each Lender of the proposed disbursement. Each Lender shall make available to Agent (or the funding Lender or entity designated by Agent), the amount of such Lender’s Percentage of such disbursement (with respect to such Lender, such amount being referred to herein as an “Advance”) in immediately available funds not later than 1:00 p.m. Cleveland time on the date such disbursement is to be made (such date being referred to herein as a “Funding Date”). Unless Agent shall have been notified by any Lender prior to such time for funding in respect of any Advance that such Lender does not intend to make available to Agent such Lender’s Advance, Agent may assume that such Lender has made such amount available to Agent and Agent, in its sole discretion, may, but shall not be obligated to, make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Agent by such Lender on or prior to the respective Funding Date, such Lender agrees to pay and Borrower agrees to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to Agent, at (A) in the case of such Lender, the Federal Funds Effective Rate, and (B) in the case of Borrower, the interest rate applicable at the time to a disbursement made on such Funding Date. If such Lender shall pay to Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance, and if both such Lender and Borrower shall have paid and repaid, respectively, such corresponding amount, Agent shall promptly return to Borrower such corresponding amount in same day funds.

(b) Requests by Agent for funding by Lenders of disbursements of the Loan will be made by facsimile. Each Lender shall make its Advance available to Agent in dollars and in immediately available funds to such Lender and account as Agent may designate, not later than Noon (Cleveland time) on the Funding Date. Nothing in this Section 15.4 shall be deemed to relieve any Lender of its obligation hereunder to make any Advance on any Funding Date, nor shall any Lender be responsible for the failure of any other Lender to perform its obligations to make any Advance hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make any Advances hereunder.

15.5 Distribution and Apportionment of Payments.

(a) Subject to Section 15.5(b), payments actually received by Agent for the account of Lenders shall be paid to them promptly after receipt thereof by Agent, but in any event within one (1) Business Day, provided that, if any such payments are not distributed to Lenders within one Business Day after Agent’s receipt thereof, Agent shall pay to such Lenders interest thereon, at the lesser of (i) the Federal Funds Effective Rate and (ii) if the applicable payment represents repayment of a portion of the principal of the Loan, the rate of interest applicable to such portion of the Loan, from the date of receipt of such funds by Agent until such funds are paid in immediately available funds to such Lenders provided such funds are received by Agent not later than 1:00 p.m. (Cleveland time) on the date of receipt. All payments of principal and interest in respect of the Loan, all payments of the fees described in this Agreement (but not in any separate fee letter except to the extent expressly set forth therein), and all payments in respect of any other obligations of Borrower under the Loan Documents shall be allocated among such of Lenders as are entitled thereto, in proportion of their respective Percentages or otherwise as provided herein in the other Loan Documents, as the case may be. Agent shall distribute to each Lender at its primary address set forth herein or in its Assignment and Assumption, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including without limitation instructions from the Required Lenders, or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of Lenders as among themselves and may at any time or from time to time be changed by Lenders as they may elect, in writing, without necessity of notice to or consent of or approval by Borrower.

(b) If a Lender (a “Defaulting Lender”) defaults in making any Advance or paying any other sum payable by it hereunder, such sum together with interest thereon at the Default Rate from the date such amount was due until repaid (such sum and interest thereon as aforesaid referred to, collectively, as the “Lender Default Obligation”) shall be payable by the Defaulting Lender (i) to any Lender(s) which elect, at their sole option (and with no obligation to do so), to fund the amount which the Defaulting Lender failed to fund or (ii) to Agent or any other Lender which under the terms of this Agreement is entitled to reimbursement from the Defaulting Lender for the amounts advanced or expended. Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has repaid Lender Default Obligation in full, all amounts which would otherwise be distributed to the Defaulting Lender shall instead be applied first to repay Lender Default Obligation (to be applied first to interest at the Default Rate and then to principal) until Lender Default Obligation has been repaid in full (whether by such application or by cure by the Defaulting Lender), whereupon such Lender shall no longer be a Defaulting Lender. Any interest collected from Borrower on account of principal advanced by any Lender(s) on behalf of a Defaulting Lender shall be paid to Lender(s) who made such advance and shall be credited against the Defaulting Lender’s obligation to pay interest on the amount advanced at the Default Rate. If no other Lender makes an advance a Defaulting Lender failed to fund, a portion of the indebtedness of Borrower to the Defaulting Lender equal to Lender Default Obligation shall be subordinated to the indebtedness of Borrower to all other Lenders and shall be paid only after the indebtedness of Borrower to all other Lenders is paid. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments. No Defaulting Lender shall have the right to vote on matters which are subject to the consent or approval of Required Lenders or all Lenders and while any Lender is a Defaulting Lender the requisite percentage of Lenders which constitutes the Required Lenders shall be calculated exclusive of the Percentage of the Defaulting Lender. Agent shall be entitled to (A) withhold or set off, and to apply to the payment of Lender Default Obligation any amounts to be paid to such Defaulting Lender under this Agreement, and (B) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover Lender Default Obligation and, to the extent such recovery would not fully compensate Lenders for the Defaulting Lender’s breach of this Agreement, to collect damages. In addition, the Defaulting Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys’ fees and expenses), plus interest thereon at the Default Rate, for funds advanced by Agent or any other Lender on account of the Defaulting Lender or any other damages such persons may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement.

(c) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to Agent two duly completed copies of United States Internal Revenue Service Form W8 BEN or W8 ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Note without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form W8 BEN or W8 ECI further undertakes to deliver Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Note without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

15.6 Consents and Approvals.

(a) Each of the following shall require the approval or consent of the Required Lenders:

(i) The exercise of any rights and remedies under the Loan Documents following an Event of Default, provided that absent any direction from the Required Bank, Agent may exercise any right or remedy under the Loan Documents as Agent may determine in good faith to be necessary or appropriate to protect Lenders or the collateral securing the Loan.;

(ii) Appointment of a successor Agent;

(iii) Approval of Post-Default Plan, defined in Section 15.7(b); and

(iv) Except as referred to in Section 15.6(b) below, approval of any amendment or modification of this Agreement or any of the other Loan Documents, or issuance of any waiver of any material provision of this Agreement or any of the other Loan Documents;

(b) Each of the following shall require the approval or consent of all Lenders:

(i) Extension of the Maturity Date (beyond any extension permitted herein) or forgiveness of all or any portion of the principal amount of the Loan or any accrued interest thereon, or any other amendment of this Agreement or the other Loan Documents which would reduce the interest rate options or the rate at which fees are calculated or forgive any loan fee, or extend the time of payment of any principal, interest or fees;

(ii) (iii) (iv)	Reduction of the percentage specified in the definition of Required Lenders; Any release of Guarantor’s liability under the Payment Guaranty; Increasing of the amount of the Loan;

(v) Release of any lien on any material collateral (except as Borrower is entitled to under the Loan Documents); and

(vi) Amendment of the provisions of this Article 15.

(c) In addition to the required consents or approvals referred to in subsections (a) and (b) above, Agent may at any time request instructions from the Required Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, Agent is permitted or required to take or to grant without instructions from any Lenders, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders or, where applicable, all Lenders. Agent shall promptly notify each Lender at any time that the Required Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(d) Each Lender authorizes and directs Agent to enter into the Loan Documents other than this Agreement for the benefit of Lenders. Each Lender agrees that any action taken by Agent at the direction or with the consent of the Required Lenders in accordance with the provisions of this Agreement or any other Loan Document, and the exercise by Agent at the direction or with the consent of the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders. All communications from Agent to Lenders requesting Lenders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to Agent that it objects to the recommendation or determination of Agent (together with a written explanation of the reasons behind such objection) within Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Lenders or all Lenders, Agent shall upon receiving the required approval or consent follow the course of action or determination recommended to Lenders by Agent or such other course of action recommended by the Required Lenders.

15.7 Agency Provisions Relating to Collateral.

(a) Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, at any time and from time to time, to take any action with respect to any collateral for the Loan or any Loan Document which may be necessary to preserve and maintain such collateral or to perfect and maintain perfected the liens upon such collateral granted pursuant to this Agreement and the other Loan Documents.

(b) Except as provided in this Agreement, Agent shall have no obligation whatsoever to any Lender or to any other person or entity to assure that any collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the liens granted herein or in any of the other Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.

(c) Should Agent commence any proceeding or in any way seek to enforce Agent’s or Lenders’ rights or remedies under the Loan Documents, irrespective of whether as a result thereof Agent shall acquire title to any collateral, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Percentage) of the reasonable costs and/or expenses of any such enforcement or acquisition, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers’ fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower. Without limiting the generality of the foregoing, each Lender shall contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by Agent (including reasonable attorneys’ fees and expenses) if Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any collateral for the Loan or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or lien on any collateral, or to enforce any rights of Agent or Lenders or any of Borrower’s or any other party’s obligations under any of the Loan Documents, but not with respect to any dispute between Agent and any other Lender(s). It is understood and agreed that in the event Agent determines it is necessary to engage counsel for Lender from and after the occurrence of a Default or Event of Default, said counsel shall be selected by Agent and written notice of such selection, together with a copy of such counsel’s engagement letter and fee estimate, shall be delivered to Lenders.

(d) In the event that all or any portion of the collateral for the Loan is acquired by Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of Borrower’s obligations under the Loan Documents, title to any such collateral or any portion thereof shall be held in the name of Agent or a nominee or subsidiary of Agent, as agent, for the ratable benefit of Agent and Lenders. Agent shall prepare a recommended course of action for such collateral (the “Post-Default Plan”), which shall be subject to the approval of the Required Lenders. Agent shall administer the collateral in accordance with the Post-Default Plan, and upon demand therefor from time to time, each Lender will contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by Agent pursuant to the Post-Default Plan, including without limitation, any operating losses and all necessary operating reserves. To the extent there is net operating income from such collateral, Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to Lenders in accordance with their respective Percentages. In no event shall the provisions of this subsection or the Post-Default Plan require Agent or any Lender to take an action which would cause such Lender to be in violation of any applicable regulatory requirements.

15.8 Lender Actions Against Borrower or the Collateral.

Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other person hereunder or under any other Loan Documents with respect to exercising claims against Borrower or rights in any Collateral without the consent of the Required Lenders. With respect to any action by Agent to enforce the rights and remedies of Agent and Lenders with respect to Borrower and any collateral in accordance with the terms of this Agreement, each Lender hereby consents to the jurisdiction of the court in which such action is maintained.

15.9 Assignment and Participation.

No Lender shall be permitted to assign or sell all or any portion of its rights and obligations under this Agreement to Borrower or any Affiliate of Borrower.

15.10 Ratable Sharing.

Subject to Sections 15.4 and 15.5, Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Percentages, whether received by voluntary payment, by the exercise of the right of set-off or bankers’ lien, by counterclaim or cross action or by the enforcement of any or all of the Loan Documents or any collateral and (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, set-off, bankers’ lien or otherwise, receive payment of a proportion of the aggregate amount of the Loan held by it which is greater than its Percentage of the payments on account of the Loan, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with their Percentages; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

15.11 General Immunity.

Neither Agent nor any of its directors, officers, agents or employees shall be liable to Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. In the absence of gross negligence, Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 15.5 and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

15.12 No Responsibility for Loan, Recitals, etc.

Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any use of the Loan; (ii) the performance or observance of any of the covenants or agreements of any party to any Loan Document; (iii) the satisfaction of any condition specified in this Agreement, except receipt of items purporting to be the items required to be delivered to any Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct.

15.13 Action on Instructions of Lenders.

Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by all Lenders (or the Required Lenders, if such action may be directed hereunder by the Required Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of Lenders. Each Lender, severally to the extent of its Percentage, hereby agrees to indemnify Agent against and hold it harmless from any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct.

15.14 Employment of Agents and Counsel.

Agent may undertake any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be liable to Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

15.15 Reliance on Documents; Counsel.

Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by Agent, which counsel may be an employee of Agent, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct. Any such counsel shall be deemed to be acting on behalf of Lender in assisting Agent with respect to the Loan, but shall not be precluded from also representing Agent in any matter in which the interests of Agent and the other Lenders may differ.

15.16 Agent’ Reimbursement and Indemnification.

Lenders agree to reimburse and indemnify Agent ratably (i) for any amounts (excluding principal and interest on the Loan and loan fees) not reimbursed by Borrower for which Agent is entitled to reimbursement under the Loan Documents, (ii) for any other expenses incurred by Agent on behalf of Lender, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower, (iii) for any expenses incurred by Agent on behalf of Lender which may be necessary or desirable to preserve and maintain collateral or to perfect and maintain perfected the liens upon the collateral granted pursuant to this Agreement and the other Loan Documents, if not paid by Borrower, (iv) for any amounts and other expenses incurred by Agent on behalf of Lender in connection with any default by any Lender hereunder or under the other Loan Documents, if not paid by such Lender, and (v) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Agent.

15.17 Rights as a Lender.

With respect to its Commitment, if any, Agent shall have the same rights, powers and obligations hereunder and under any other Loan Document as any Lender and may exercise such rights and powers as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent in its individual capacities. The Borrower and each Lender acknowledge and agree that Agent and/or its affiliates may accept deposits from, lend money to, hold other investments in, and generally engage in any kind of trust, debt, equity or other transaction or have other relationships, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its affiliates in which Borrower or such affiliate is not restricted hereby from engaging with any other person.

15.18 Lenders’ Credit Decisions.

Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements and other information prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

15.19 Notice of Events of Default.

Should Agent receive any written notice of the occurrence of a Default or Event of Default, or should Agent send Borrower a notice of Default or Event of Default, Agent shall promptly furnish a copy thereof to each Lender.

15.20 Successor Agent.

(a) Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) days prior written notice to Lenders and Borrower. Such resignation shall take effect on the date set forth in such notice or as otherwise provided below. Such resignation by Agent as agent shall not affect its obligations hereunder, if any, as a Lender.

(b) Upon resignation by Agent, or any successor Agent, the Required Lenders shall appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the successor Agent is also a Lender or if an Event of Default then exists). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of resignation, then the retiring Agent may appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the successor Agent is also a Lender or if an Event of Default then exists). Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of Agent and Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than its liability, if any, for duties and obligations accrued prior to its retirement. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Article 15 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents.

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date written above.

“Borrower”

NNN HEALTHCARE/OFFICE REIT E FLORIDA
LTC, LLC, a Delaware limited liability company

By: /s/ Shannon K S Johnson
Name: Shannon K S Johnson
Title:	Authorized Signatory

“Agent”

KEYBANK NATIONAL ASSOCIATION, a national
banking association

By: /s/ Bellini Lacey
Name: Bellini Lacey
Title: Closing Officer

“Lender”

KEYBANK NATIONAL ASSOCIATION, a national

banking association

By: /s/ Bellini Lacey Name: Bellini Lacey Title: Closing Officer Amount of Commitment:	$30,500,000.00
Percentage:	100